Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Artivion, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units, and to the incorporation by reference therein of our reports dated February 23, 2024, with respect to the consolidated financial statements of the Artivion, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Artivion, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 29, 2024